Exhibit 99.1

Media and Investor Contact: Jay Goth 951-676-6509

Press Release

James Brakke Joins Debt Resolve Board of Directors

Company Restructuring Continues at Board Level

Tarrytown, New York (October 29, 2009) – Debt Resolve, Inc. (Pink Sheets: DRSV) (the “Company”), provider of the proprietary DebtResolve® online debt resolution software to major banks and other businesses with large consumer debt portfolios, has added James Brakke, a banking and insurance veteran, to the Company’s board of directors.

Mr. Brakke is currently a director and executive vice president of Dealer Protection Group, a company that provides insurance services to the automotive industry.  He is the former president of Brakke-Schafnitz Insurance Brokers, a firm he co-founded in 1971.  The commercial insurance brokerage and consulting firm manages in excess of $180 million of insurance premiums with both domestic and international insurers.

He has also served as a director of Commercial Capital BanCorp from February 2001 until October 2006 and as a director of Commercial Capital Bank from January 2000 until October 2006.  Mr. Brakke was a founding director of Pacific National Bank until its sale to Western Bancorp in 1998.

“I think that Debt Resolve has come up with a unique and interesting way for debtors and creditors to come to a resolution,” stated Mr. Brakke. “The ability for consumers to negotiate their outstanding debt via an online bidding system provides a comfortable and non-threatening way to deal with their obligations from home or office at any time of the day or night.  At the same time, Debt Resolve lets lenders reach out to their customers via the web and offer a solution that they can’t find anywhere else.”

Mr. Brakke has held numerous director positions for both non-profit and for-profit organizations.  He is a past president of the professional insurance fraternity, Gamma Iota Sigma, and a former member of the board of advisors for Pepperdine University's Graziadio School of Business.  He is a director of the Ronald Reagan Presidential Foundation.  In addition, he sits on the board of directors for Cal Spas and Maury Microwave Corporation.  His depth of knowledge and experience as well as the many relationships he has built over the years is expected to bring additional strength to the current board and management team at Debt Resolve.

“Debt Resolve is fortunate to have attracted a person with the industry experience and knowledge that Jim Brakke brings to the table,” according to James Burchetta, chairman of the Company.  “After meeting with him on several occasions, his grasp of the industry and the opportunity for Debt Resolve was overwhelming.  As we continue to move the company forward, his presence on our board will be greatly appreciated.”

About Debt Resolve, Inc.

The DebtResolve® system brings together delinquent borrowers and their lenders over the Internet to resolve outstanding debt.  With the DebtResolve® system, debtors have the opportunity to self-cure and negotiate settlements using a patent-based online bidding system, or finalize payment arrangements – online, in private, at any time from anywhere, and with instant results.  The Company offers its service as an Application Service Provider (ASP), enabling lenders to introduce this option without modifications to existing collections computer systems.  Debt Resolve, Inc. is located in Tarrytown, New York and is a publicly held company currently traded over the counter with the ticker DRSV.PK.  More information on the company is available at www.debtresolve.com.

Forward Looking Statements

Certain statements in this press release and elsewhere by management of the Company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the Company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of the Company’s operations, or the performance or achievements of the Company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere in this press release, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied by the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of Debt Resolve to realize improvements in operating earnings; competitive pricing for the Company’s products and services; fluctuations in demand for the Company’s products or services; changes to economic growth in the United States and international economies; government policies and regulations, including, but not limited to those affecting the collection of consumer debt; adverse results in current or future litigation; currency movements; and other risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and in other filings made from time to time with the SEC. Debt Resolve undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the Company’s reports filed with the SEC.

Media and Investor Contact:
Jay Goth
951-676-6509